Exhibit 21
ARBITRON INC.
SUBSIDIARIES

State or
Other Jurisdiction
Subsidiaries and Their Affiliates:	of Incorporation
Arbitron Holdings Inc.	Delaware
Arbitron International, LLC (1)	Delaware
CSW Research Limited (2)	United Kingdom
Euro Fieldwork Limited (3)	United Kingdom
Ceridian Infotech (India) Private Limited	India
Audience Research Bureau S.A. de C.V.	Mexico

(1)	Arbitron International, LLC is a subsidiary of Arbitron Inc. and Arbitron Holdings, Inc.

(2)	CSW Research Limited is a subsidiary of Arbitron Holdings, Inc.

(3)	Euro Fieldwork Limited is a subsidiary of CSW Research Limited.